UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*


                                  Cygnus, Inc.
                       -----------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                    232560102
                                 --------------
                                 (CUSIP Number)


                                December 31, 2000
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

( )      Rule 13d-1(b)
(x)      Rule 13d-1(c)
( )      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

-------------------                                           ------------------
CUSIP No. 232560102                     13G                   Page 2 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         The Palladin Group L.P.
------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
          (a)       [x]
          (b)       [ ]
------------------------------------------------------------
3)       SEC USE ONLY
------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas

--------------------------------------------------------------------------------
NUMBER OF       5)  SOLE VOTING POWER                        0
SHARES         -----------------------------------------------------------------
BENEFICIALLY    6)  SHARED VOTING POWER                  2,099,858
OWNED BY       -----------------------------------------------------------------
EACH            7)  SOLE DISPOSITIVE POWER                   0
REPORTING      -----------------------------------------------------------------
PERSON WITH     8)  SHARED DISPOSITIVE POWER             2,099,858
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                        2,099,858
--------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES                                      [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9     7.21%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON:                            PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 232560102                     13G                   Page 3 of 16 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         Halifax Fund, L.P.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
          (a)       [x]
          (b)       [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF       5)  SOLE VOTING POWER                                     0
SHARES         -----------------------------------------------------------------
BENEFICIALLY    6)  SHARED VOTING POWER                                1,350,093
OWNED BY       -----------------------------------------------------------------
EACH            7)  SOLE DISPOSITIVE POWER                                0
REPORTING      -----------------------------------------------------------------
PERSON WITH     8)  SHARED DISPOSITIVE POWER                           1,350,093
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                      1,350,093
--------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES                                                   [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 4.75%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON:                                        PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 232560102                     13G                   Page 4 of 16 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         DeAM Convertible Arbitrage Fund Limited
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
          (a)       [x]
          (b)       [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF       5)  SOLE VOTING POWER                                     0
SHARES         -----------------------------------------------------------------
BENEFICIALLY    6)  SHARED VOTING POWER                                 187,769
OWNED BY       -----------------------------------------------------------------
EACH            7)  SOLE DISPOSITIVE POWER                                 0
REPORTING      -----------------------------------------------------------------
PERSON WITH     8)  SHARED DISPOSITIVE POWER                            187,769
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                       187,769
--------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES                                                   [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  0.69%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON:                                         CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 232560102                     13G                   Page 5 of 16 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         Palladin Partners I, L.P.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
          (a)       [x]
          (b)       [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
NUMBER OF       5)  SOLE VOTING POWER                                0
SHARES         -----------------------------------------------------------------
BENEFICIALLY    6)  SHARED VOTING POWER                           149,429
OWNED BY       -----------------------------------------------------------------
EACH            7)  SOLE DISPOSITIVE POWER                           0
REPORTING      -----------------------------------------------------------------
PERSON WITH     8)  SHARED DISPOSITIVE POWER                      149,429
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                 149,429
--------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES                                             [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           0.55%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON:                                  PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 232560102                     13G                   Page 6 of 16 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         Palladin Overseas Fund Limited
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
          (a)       [x]
          (b)       [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF       5)  SOLE VOTING POWER                                   0
SHARES         -----------------------------------------------------------------
BENEFICIALLY    6)  SHARED VOTING POWER                              112,399
OWNED BY       -----------------------------------------------------------------
EACH            7)  SOLE DISPOSITIVE POWER                              0
REPORTING      -----------------------------------------------------------------
PERSON WITH     8)  SHARED DISPOSITIVE POWER                         112,399
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                    112,399
--------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              0.41%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON:                                     OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 232560102                     13G                   Page 7 of 16 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         Pine Grove Equity Partners III, L.L.C.
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
          (a)       [x]
          (b)       [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
NUMBER OF       5)  SOLE VOTING POWER                                     0
SHARES         -----------------------------------------------------------------
BENEFICIALLY    6)  SHARED VOTING POWER                                112,399
OWNED BY       -----------------------------------------------------------------
EACH            7)  SOLE DISPOSITIVE POWER                                0
REPORTING      -----------------------------------------------------------------
PERSON WITH     8)  SHARED DISPOSITIVE POWER                           112,399
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                      112,399
--------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES                                                  [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                0.41%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON:                                       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 232560102                     13G                   Page 8 of 16 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         Lancer Securities (Cayman) Limited
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
          (a)       [x]
          (b)       [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF       5)  SOLE VOTING POWER                                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY    6)  SHARED VOTING POWER                               187,769
OWNED BY       -----------------------------------------------------------------
EACH            7)  SOLE DISPOSITIVE POWER                               0
REPORTING      -----------------------------------------------------------------
PERSON WITH     8)  SHARED DISPOSITIVE POWER                          187,769
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                     187,769
--------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES                                                 [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               0.69%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON:                                      OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 232560102                     13G                   Page 9 of 16 Pages
-------------------                                           ------------------


Item 1(a).  Name of Issuer:

                                  Cygnus, Inc.
--------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                      400 Penobscot Drive
                      Redwood City, CA 94063-4719

--------------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

                      The Palladin Group L.P.
                      Halifax Fund, L.P.
                      DeAM Convertible Arbitrage Fund Limited
                      Palladin Partners I, L.P.
                      Palladin Overseas Fund Limited
                      Pine Grove Equity Partners III, L.L.C.
                      Lancer Securities (Cayman) Limited

--------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office:

                      1) The principle business address of The Palladin Group L.P. is 195 Maplewood Avenue, Maplewood, New Jersey 07040;

                      2) The principal business address of Halifax Fund, L.P. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands;

                      3) The principal business address of DeAM Convertible Arbitrage Fund Limited is c/o Walkers, Walker House, Mary Street, George town, Grand Cayman, Cayman islands, BWI;

                      4) The principal business address of Palladin Partners I, L.P. is 195 Maplewood Avenue, Maplewood, New Jersey 07040;

                      5) The principal business address of Palladin Overseas Fund Limited is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands;

-------------------                                          -------------------
CUSIP No. 232560102                     13G                  Page 10 of 16 Pages
-------------------                                          -------------------


                      6) The principal business address of Pine Grove Equity Partners III, L.L.C. is 350 Springfield Avenue, Summit, New Jersey 07901;

                      7) The principal business address of Lancer Securities (Cayman) Limited is c/o W.S. Walker & Co., Second Floor, Caledonian House, Mary Street, George Town, Grand Cayman, Cayman Island, BWI.

--------------------------------------------------------------------------------

Item 2(c).  Citizenship:

                      1)   The   Palladin   Group  L.P.   is  a  Texas   limited
                           partnership;

                      2) Halifax Fund, L.P. is a Cayman Islands limited partnership;

                      3) DeAM Convertible Arbitrage Fund Limited is a Cayman Islands corporation;

                      4) Palladin Partners I, L.P. is a Delaware limited partnership;

                      5) Palladin Overseas Fund Limited is a Cayman Islands company;

                      6) Pine Grove Equity Partners III, L.L.C. is a Delaware limited liability company;

                      7)   Lancer  Securities   (Cayman)  Limited  is  a  Cayman
                           Islands company.

--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                      Common  Stock,  par value $0.001 per share (the "Shares").

--------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                      232560102

--------------------------------------------------------------------------------

Item 3.  Not Applicable.

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 232560102                     13G                  Page 11 of 16 Pages
-------------------                                          -------------------


Item 4.  Ownership:

Item 4(a) Amount Beneficially Owned:


                      1) As of the date hereof, The Palladin Group L.P. may be deemed to beneficially own 2,099,858 Shares solely by virtue of its role as the investment adviser for Halifax Fund, L.P., DeAM Convertible Arbitrage Fund Limtited, Palladin Partners I, L.P., Palladin Overseas Fund Limited, Pine Grove Equity Partners III, L.L.C. and Lancer Securities (Cayman) Limited (Collectively, the "Investors"); As investment advisor, The Palladin Group L.P. exercises investment and voting control over the Shares owned by each Investor.

                           Each of the Investors may be deemed to beneficially own the Shares identified below as a result of its holdings of convertible debentures and warrants relating to the Shares. An affiliate of the Palladin Group L.P. also is a party to an "equity line" arrangement with Cygnus, Inc. pursuant to which Cygnus may require the purchase of Shares.

                      2) Halifax Fund, L.P. beneficially owns debentures and warrants convertible into 1,350,093 Shares.

                      3) DeAM Convertible Arbitrage Fund Limited beneficially owns debentures and warrants convertible into 187,769 Shares.

                      4)   Palladin   Partners   I,   L.P.   beneficially   owns
                           debentures and warrants convertible into 149,429 Shares.

                      5) Palladin Overseas Fund Limited beneficially owns debentures and warrants convertible into 112,399 Shares.

                      6) Pine Grove Equity Partners III, L.L.C. beneficially owns debentures and warrants convertible into 112,399 Shares.

                      7) Lancer Securities (Cayman) Limited beneficially owns debentures and warrants convertible into 187,769 Shares.

-------------------                                          -------------------
CUSIP No. 232560102                     13G                  Page 12 of 16 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
Item 4(b).  Percent of Class

                      1)   The  number  of  Shares  with  respect  to which  The
                           Palladin Group L.P. may be deemed to be the beneficial owner constitutes 7.21% of the total number of Shares outstanding;

                      2) The number of Shares with respect to which Halifax Fund, L.P. may be deemed to be the beneficial owner constitutes 4.75% of the total number of Shares outstanding (1);

                      3)   The  number  of Shares  with  respect  to which  DeAM
                           Convertible Arbitrage Fund Limited may be deemed to be the beneficial owner constitutes 0.69% of the total number of Shares outstanding (1);

                      4) The number of Shares with respect to which Palladin Partners I, L.P. may be deemed to be the beneficial owner constitutes 0.55% of the total number of Shares outstanding (1);

                      5) The number of Shares with respect to which Palladin Overseas Fund Limited may be deemed to be the beneficial owner constitutes 0.41% of the total number of Shares outstanding (1);

                      6) The number of Shares with respect to which Pine Grove Equity Partners III, L.L.C. may be deemed to be the beneficial owner constitutes 0.41% of the total number of Shares outstanding (1);

                      7) The number of Shares with respect to which Lancer Securities (Cayman) Limited. may be deemed to be the beneficial owner constitutes 0.69% of the total number of Shares outstanding (1).

------------
(1) Excludes Shares owned by the other Investors.

-------------------                                          -------------------
CUSIP No. 232560102                     13G                  Page 13 of 16 Pages
-------------------                                          -------------------


--------------------------------------------------------------------------------
Item 4(c) Number of shares as to which such person has

    (i) Sole power to vote or direct the vote and to dispose or direct the disposition of:

           The Palladin Group L.P.: 0
           Halifax Fund, L.P.         0
           DeAM Convertible Arbitrage Fund Limited: 0
           Palladin Partners I, L.P.   0
           Palladin Overseas Fund Limited    0
           Pine Grove Equity Partners III, L.L.C.    0
           Lancer Securities (Cayman) Limited      0

    (ii) Shared power to vote or direct the vote and to dispose or direct the disposition of:

           The Palladin Group L.P.: 2,099,858. The Palladin Group L.P. acts as investment adviser for the Investors and exercises voting and dispositive control with respect to the Shares owned by each Investor.

--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

--------------------------------------------------------------------------------
Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                 No other person other than The Palladin Group L.P. or the Investors is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds of sales of the Shares. None of the Investors individually owns 5% or more of the outstanding Shares.

--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which acquired the Security Being Reported on By the Parent Holding Company:

                           Not Applicable.

--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 232560102                     13G                  Page 14 of 16 Pages
-------------------                                          -------------------


Item 8.  Identification and Classification of Members of the Group:

                           Not Applicable.

--------------------------------------------------------------------------------

Item 9.  Notice of Dissolution of the Group:

                           Not Applicable.

--------------------------------------------------------------------------------

Item 10.  Certification:


         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                          -------------------
CUSIP No. 232560102                     13G                  Page 15 of 16 Pages
-------------------                                          -------------------


                                    SIGNATURE

         After reasonably inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

THE PALLADIN GROUP L.P.

By: /s/ Maurice Hryshko
   ----------------------
     Maurice Hryshko
     Authorized Person

HALIFAX FUND, L.P.

By: The Palladin Group L.P.,
    as Investment Manager

By: /s/ Maurice Hryshko
    ---------------------
      Maurice Hryshko
      Authorized Person

DEAM CONVERTIBLE ARBITRAGE FUND LIMITED

By: The Palladin Group L.P.,
    as Investment Manager

By: /s/ Maurice Hryshko
    ---------------------
      Maurice Hryshko
      Authorized Person

PALLADIN PARTNERS I, L.P.

By: The Palladin Group L.P.,
    as Investment Manager

By: /s/ Maurice Hryshko
    ---------------------
      Maurice Hryshko
      Authorized Person

-------------------                                          -------------------
CUSIP No. 232560102                     13G                  Page 16 of 16 Pages
-------------------                                          -------------------


PALLADIN OVERSEAS FUND LIMITED

By: The Palladin Group L.P.,
    as Investment Manager

By: /s/ Maurice Hryshko
    ---------------------
      Maurice Hryshko
      Authorized Person

PINE GROVE EQUITY PARTNERS III, L.L.C.

By: The Palladin Group L.P.,
    as Investment Manager

By: /s/ Maurice Hryshko
    ---------------------
      Maurice Hryshko
      Authorized Person

LANCER SECURITIES (CAYMAN) LIMITED

By: The Palladin Group L.P.,
    as Investment Manager

By: /s/ Maurice Hryshko
    ---------------------
      Maurice Hryshko
      Authorized Person